Exhibit 99.1


 Sono-Tek Announces First Sale of MediSonic Batch Coating System for Thin Film
                Deposition in the Field of Diabetes Management.

(December 22, 2005 - MILTON, NY) Sono-Tek Corporation (OTC Bulletin Board: SOTK
- News) announced today that it has sold the first MediSonic system for use in the diabetes management field.

The MediSonic system is a patented polymer vacuum deposition process that incorporates Sono-Tek's unique ultrasonic atomizing nozzle. The design allows for batch process coating of small devices such as stents or other implantables, which otherwise must be coated one at a time. Batch processing of such small medical devices is highly desirable to increase throughput as well as consistency from device to device. Sono-Tek originally developed the MediSonic system for the purpose of stent coating, and this is the first venture into batch coating of medical devices other than stents.

CEO and President of Sono-Tek, Dr. Christopher L. Coccio, stated "Our continued development of the MediSonic system has shown promising coating consistency on stents, and now has allowed us to venture into new areas, such as diabetes management."

For further information, including our recent "Shareholder Letter", http://www.sono-tek.com/images/_investors/PressRelease.pdf, which was released December 21, 2005, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.